Lehman Brothers Holdings Inc.
                       3 World Financial Center, 24th Floor
                                New York, NY 10285


                          OFFICE OF THE GENERAL COUNSEL


                                                      November 12, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

       Attn:  Document Control--EDGAR

       Re:  SCHEDULE 13G AMENDMENT NO. 2


Dear Commissioner:

     On behalf of Lehman Brothers Holdings Inc. (the "Reporting Person"), submitted in electronic form for filing, is an Amendment No. 2 to a Schedule 13G relating to the Reporting Person's ownership of Advanced Therapeutic Systems Ltd.

     If you have any questions regarding this filing, please contact the undersigned at (212) 526-1911.



                                                      Very truly yours,


                                                      /s/ Karen C. Manson
                                                      -------------------
                                                      Karen C. Manson
                                                      Vice President
                                                      Secretary

Enclosure

cc:      Advanced Therapeutic Systems Ltd.
         American Stock Exchange